EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (SEC File Number 333-61769) and in the Registration Statement on Form S-8 (SEC File Number 33-198301) of Gencor Industries, Inc. (the “Company”) of our report dated December 13, 2023, with respect to the consolidated financial statements of the Company as of September 30, 2023 and 2022, and for each of the years in the two-year period ended September 30, 2023, and the effectiveness of the Company’s internal control over financial reporting as of September 30, 2023, included in this Annual Report on Form 10-K for the fiscal year ended September 30, 2023.

/s/ MSL, P.A.

MSL, P.A.
Certified Public Accountants
PCAOB ID Number: 569

Orlando, Florida
December 13, 2023